KERR-McGEE CORPORATION
BENEFITS RESTORATION PLAN
(Amended and Restated Effective July 1, 2020)

TABLE OF CONTENTS

KERR-McGEE CORPORATION
BENEFITS RESTORATION PLAN

ARTICLE I
PURPOSE
The purpose of the Plan is to provide benefits which are not payable to an Eligible Employee under the Defined Benefit Plan because of benefit limitations under the Code. The Plan as set forth herein constitutes an amendment and restatement of the Plan as in effect immediately prior to the Effective Date in order to modify certain provisions of the Plan related to Plan administration. This amendment and restatement of the Plan shall be effective as of the Effective Date.
Notwithstanding any other provision of the Plan to the contrary, benefit accrual under the “Defined Benefit Plan” (as defined below) was frozen effective June 30, 2020. The administration of the benefit of each Participant in this Plan shall therefore fully reflect the effect of such freeze in the Defined Benefit Plan, such that no Participant compensation paid or service performed after June 30, 2020 shall be recognized in the determination of any benefit due under this Plan.
With respect to Participants other than Limited 415 Participants, the Plan is intended as an unfunded plan to be maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of such phrase for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and as such it is intended that the Plan be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. The Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104-23, which provides for an alternative method of compliance for plans described in such regulation. With respect to Limited 415 Participants, the portion of the Plan that provides benefits to such Limited 415 Participants solely due to limitations applicable to the Defined Benefit Plan by reason of Code Section 415 is intended to be treated as a separate plan that is an “excess benefit plan” within the meaning of such phrase for purposes of Sections 3(36) and 4(b)(5) of ERISA. Moreover, the Plan is intended to comply with the requirements of Code Section 409A for nonqualified deferred compensation plans to the extent applicable. The Plan is not intended to satisfy the tax qualification requirements of Code Section 401(a).
ARTICLE II
DEFINITIONS
The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, the single may include the plural, and visa versa, unless the context clearly indicates to the contrary. Where capitalized words and phrases appear in the Plan, they shall have the respective meanings set forth below.

2.01 Accrued Benefit. The term “Accrued Benefit” shall have the meaning assigned to such term under the Defined Benefit Plan.
2.02 Affiliate.
a.Any corporation other than the Company (i.e., either a subsidiary corporation or an affiliated or associated corporation of the Company), which together with the Company is a member of a “controlled group” of corporations;

b.Any organization with which the Company is under “common control”;

c.Any organization which together with the Company is an “affiliated service group”;

d.A limited liability company wholly owned by the Company; or

e.Any foreign affiliate of the Company which is covered by an agreement under Section 3121(1) of the Code; as those terms are used in Code Sections 414(b), 414(c), 414(m), and 406(a), respectively.

2.03 Basic Defined Benefit Plan Benefit. The amount payable to the Participant under the Defined Benefit Plan after reduction to comply with the Limits of the Code.
2.04 Beneficiary. The beneficiary or beneficiaries designated by the Participant, in accordance with Section 8.10, to receive any amounts distributable under the Plan upon death.
2.05 Board of Directors. The Board of Directors of the Company.
2.06 Code. The Internal Revenue Code of 1986, as amended from time to time and related IRS notices, rules and regulations.
2.07 Committee. The committee appointed by the Board to administer the Plan; provided, however, that if the Board has not appointed a committee, then each reference herein to the “Committee” shall instead refer to the Board.
2.08 Company. Anadarko Petroleum Corporation, as the successor to Kerr-McGee Corporation, or its successor in interest.
2.09 Defined Benefit Plan. Kerr-McGee Corporation Retirement Plan or its successor plan.
2.10 ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.11 Effective Date. July 1, 2020, as to this amendment and restatement of the Plan.

2.12 Eligible Employee. Any employee of the Company or an Affiliate whose benefit under the Defined Benefit Plan is limited by the Limits of the Code.
2.13 KMG Change of Control. The acquisition prior to August 8, 2019 of Kerr-McGee Corporation by the Company as its wholly-owned subsidiary.
2.14 Limited 415 Participant. Any employee of the Company or an Affiliate whose benefit under the Defined Benefit Plan is limited by the limitation imposed by Code Section 415 and who has not otherwise been designated as a Participant in the Plan by the Committee pursuant to the provisions of Article III hereof.
2.15 Limits of the Code. The limitations imposed under the Code, which shall include by example but not by limitation Code Sections 401(a)(17) and/or 415, on the amount of benefits which may be earned or paid under the Defined Benefit Plan, including limitations that vary based upon the form of retirement income elected under the Defined Benefit Plan. From and after the Effective Date, the term “Limits of the Code” shall also include any amendment to the Defined Benefit Plan that is adopted on or after the Effective Date and that is expressly identified in connection with its adoption as an amendment that is intended to reduce or limit accruals under the Defined Benefit Plan with respect to a participant therein who is a “highly compensated employee” (as defined in Code Section 414(q)) due to the application of the Nondiscrimination Rules. Notwithstanding the preceding provisions of this Section 2.15, with respect to a Limited 415 Participant, for all purposes of the Plan (other than for the purpose of computing the Basic Defined Benefit Plan Benefit for such Limited 415 Participant), the term “Limits of the Code” shall mean solely the limitation imposed by Code Section 415 on the amount of benefits which may be earned or paid under the Defined Benefit Plan.
2.16 Nondiscrimination Rules. The nondiscrimination rules set forth in Code Section 401(a)(4), Code Section 410(b) or other provisions of the Code that are applicable to the Defined Benefit Plan and that are intended to prevent discrimination in favor of “highly compensated employees” (as defined in Code Section 414(q)).
2.17 Participant. An Eligible Employee of the Company or an Affiliate who meets the requirements to participate in the Plan in accordance with the provisions of Article III hereof. The term “Participant” shall include a Limited 415 Participant except where expressly provided otherwise in the Plan.
2.18 Personal Wealth Account. The term “Personal Wealth Account” shall have the meaning assigned to such term under the Twenty-Eighth Supplement to the Defined Benefit Plan.
2.19 Plan. Kerr-McGee Corporation Benefits Restoration Plan, as amended from time to time.
2.20 Restored Defined Benefit Plan Benefit. A Participant’s benefit, if any, provided under Section 5.01 hereof attributable to the reduction in the Participant’s Defined Benefit Plan benefit in compliance with the Limits of the Code.

2.21 Retirement Choice Accrued Benefit. The term “Retirement Choice Accrued Benefit” shall have the meaning assigned to such term under the Defined Benefit Plan.
2.22 Section 16 Officers. A Participant who is subject to Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.23 Senior Executive Group. Participants designated by the Chairman of the Board of Directors of Kerr-McGee Corporation prior to the KMG Change of Control to be a member of the Senior Executive Group.
2.24 Senior Executive Group Member. A participant in the Senior Executive Group.
2.25 Separation from Service. The Participant’s separation from service with the Company and all Affiliated Entities within the meaning of Code Section 409A.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
Each employee of the Company or an Affiliate who was a Participant in the Plan immediately prior to the Effective Date shall continue as a Participant in the Plan as of the Effective Date.
Prior to participation being frozen effective June 30, 2020, any Eligible Employee shall be a Participant only if the Committee (a) determines that such Eligible Employee is a member of a select group of management or highly compensated employees of the Company or its Affiliates for purposes of Title I of ERISA and (b) designates such Eligible Employee as a Participant. Notwithstanding the foregoing, any employee of the Company or an Affiliate whose benefit under the Defined Benefit Plan is limited by the limitation imposed by Code Section 415 and who is not otherwise designated by the Committee as a Participant pursuant to the preceding sentence shall automatically participate in the Plan as a Limited 415 Participant.
In addition, any employee who, prior to the KMG Change of Control, was (a) a participant in the Defined Benefit Plan and (b) a Senior Executive Group Member, was deemed to have been eligible to participate in the Plan on the day prior to the KMG Change of Control, whether or not benefits under the Defined Benefit Plan were limited by the Code.
Notwithstanding any provision in the Plan or any Supplement of the Plan to the contrary, any individual who is not a Participant as of June 30, 2020, shall not become a Participant under this Plan following such date. Additionally, no individuals may reenter the Plan for any reason after June 30, 2020.

ARTICLE IV
PROVISIONS FOR BENEFITS
Benefits provided by the Plan shall constitute general obligations of the Company and its Affiliates and shall at all times be subject to the claims of the general creditors of the Company and its Affiliates if any such Affiliate is also the employer of the Participant, in accordance with the terms hereof. No amounts in respect of such benefits shall be set aside or held in trust and no recipient of any benefit shall have any right to have the benefit paid out of any particular assets of the Company and its Affiliates; provided, however, that nothing herein shall be construed to prevent a transfer of funds to a grantor trust for the purpose of paying benefits or any part thereof as directed by the Committee under the Plan. The amount payable shall not be in addition to any benefit payable under any supplement to the Plan.
ARTICLE V
AMOUNT OF BENEFITS
5.01 Restored Defined Benefit Plan Benefits. If the amount payable to the Participant from the Defined Benefit Plan is subject to the Limits of the Code, and any subsequent modifications thereto, the amount by which such benefit is so limited shall be provided for such Participant under the Plan. The amount payable shall not be in addition to any benefit payable under any supplement to the Plan. In calculating the amounts payable under the Plan, such calculation shall be made under the terms of the Defined Benefit Plan without the Limits of the Code; provided, however, that the Restored Defined Benefit Plan Benefits of a Participant who has a Personal Wealth Account shall be based upon such Participant’s Retirement Choice Accrued Benefit (if any, and only to the extent such Participant has not previously received a benefit under the Plan that relates to such Participant’s Retirement Choice Accrued Benefit) and such Participant’s Accrued Benefit under the Twenty-Eighth Supplement to the Defined Benefit Plan. Further, the Restored Defined Benefit Plan Benefits based upon the Participant’s Accrued Benefit under the Twenty-Eighth Supplement to the Defined Benefit Plan shall be calculated as the difference between the balance that would have been in the Participant’s Personal Wealth Account determined without reduction to comply with the Limits of the Code and his Accrued Benefit under the Twenty-Eighth Supplement to the Defined Benefit Plan. However, for the purposes of the Plan, amounts deferred by the Participant under the Kerr-McGee Corporation Executive Deferred Compensation Plan that would have been included in “covered compensation” under the Defined Benefit Plan had such amounts been paid to the Participant will be includable in compensation in calculations to determine Restored Defined Benefit Plan Benefits. Notwithstanding any provision in the Plan to the contrary, if a Participant has received a payment under the Plan with respect to a Restored Defined Benefit Plan Benefit and such Participant subsequently accrues an additional Restored Defined Benefit Plan Benefit, then such additional Restored Defined Benefit Plan Benefit shall be reduced to the extent necessary to eliminate any duplication of benefits with respect to the payment such Participant previously received under the Plan.

5.02 Restored Benefits. Regardless whether a Participant’s Basic Defined Benefit Plan Benefit is subject to Limits of the Code, such Participant shall still be entitled to receive the excess of the Basic Defined Benefit Plan Benefit as provided under Section 8.04 over the amount, if any, payable under the Defined Benefit Plan. Notwithstanding anything to the contrary, benefits payable under this Section shall be deemed to constitute Restored Defined Benefit Plan Benefits.
5.03 Payment to Beneficiary. In the event any benefit payable upon a Participant’s death to a Beneficiary under the Defined Benefit Plan prior to commencement of the Basic Defined Benefit Plan Benefit thereunder is subject to the Limits of the Code, the amount by which such benefit is so limited shall be payable to the Participant’s Beneficiary pursuant to the terms and conditions of Section 6.01 herein.
5.04 Supplement to the Plan. The Supplement which is attached hereto shall be a part of the Plan for all purposes, and, unless specifically stated to the contrary in the Supplement, the terms of the Plan shall control and provide the basis for administration of the Supplement.
5.05 Plan Freeze. The Defined Benefit Plan was frozen effective June 30, 2020. The administration of the benefit of each Participant in this Plan shall therefore fully reflect the effect of such freeze in the Defined Benefit Plan, such that no Participant compensation paid or service performed after June 30, 2020 shall be recognized in the determination of any benefit due under this Plan. For the avoidance of doubt, this Plan will reflect Interest Credits after June 30, 2020 with respect to a Participant’s Personal Wealth Account under the Defined Benefit Plan (if applicable).
ARTICLE VI
PAYMENT OF BENEFITS
6.01 Payment of Restored Defined Benefit Plan Benefit. Subject to Sections 6.02 and 6.03, the form of the benefit payable under Article V shall be a cash lump sum payment that is made within 90 days after the date of the Participant’s Separation from Service. The lump sum payment described in the preceding sentence shall be defined as the sum of the following amounts to the extent applicable to the Participant: (a) the Tax-Equalized Lump Sum (as defined below); and (b) the lump sum payment amount of the Restored Defined Benefit Plan Benefits with respect to the Participant’s Accrued Benefit under the Twenty-Eighth Supplement to the Defined Benefit Plan. The Tax-Equalized Lump Sum shall be equal to “A” divided by “B”, where:
“A” equals a single lump sum amount that is the actuarial equivalent (determined using (i) the 30-year Treasury Rate for the September preceding the first day of the calendar year in which the lump sum amount under this Section 6.01 is paid and (ii) the mortality table specified in IRS Revenue Ruling 2001-62) of a monthly annuity for the life of the Participant equal to (A) the Net Restoration Benefit, multiplied by (B) the Tax Factor, divided by (C) the Adjustment Factor (all as defined below); and

“B” equals the product of (i) 100% minus the maximum marginal federal income tax rate for married individuals filing joint returns for the calendar year during which the lump sum amount under this Section 6.01 is paid and (ii) 100% minus the maximum marginal state income tax rate, if any, for married individuals filing joint returns in the state of the Participant’s residence for the calendar year during which the lump sum amount under this Section 6.01 is paid.
For purposes of “A” above, the following terms shall have the following meanings:
“Adjustment Factor” means the sum of (i) the percentage of each monthly payment of the Net Restoration Benefit multiplied by the Tax Factor that would not be taxable as a return of principal determined based on the tax exclusion ratio rules promulgated by the Internal Revenue Service (the “Tax Exclusion Ratio”) and (ii) the product of (A) 100% minus the Tax Exclusion Ratio and (B) the Tax Factor;
“Net Restoration Benefit” means the Participant’s Restored Defined Benefit Plan Benefits with respect to the Participant’s Accrued Benefit under the Defined Benefit Plan (other than the Twenty-Eighth Supplement to the Defined Benefit Plan) determined on a monthly basis for the life of the Participant; and
“Tax Factor” means the product of (i) 100% minus the second highest marginal federal income tax rate for married individuals filing joint returns for the calendar year during which the lump sum amount under this Section 6.01 is paid and (ii) 100% minus the maximum marginal state income tax rate, if any, for married individuals filing joint returns in the state of the Participant’s residence for the calendar year during which the lump sum amount under this Section 6.01 is paid.
Except as specifically provided otherwise herein, any actuarial adjustment to a Restored Defined Benefit Plan Benefit hereunder shall be computed using the same actuarial assumptions used on the corresponding Basic Defined Benefit Plan Benefit.
6.02 Payment Under Defined Benefit Plan Before 2009. If a Participant (a) incurred a Separation from Service after December 31, 2004 and (b) received or commenced receipt of any pension benefits payment under the Defined Benefit Plan at any time before January 1, 2009, such Participant (or his Beneficiary) received his benefits under the Plan in a cash lump sum payment that was made within 90 days after the date that benefits were paid, or commenced to be paid, under the terms of the Defined Benefit Plan. If a Participant (a) incurred a Separation from Service after December 31, 2004 and (b) did not receive or commence receipt of any pension benefits payment under the Defined Benefit Plan at any time before January 1, 2009, such Participant (or his Beneficiary) received his benefits under the Plan in a cash lump sum payment that was made within 90 days after December 31, 2008. If a Participant incurred a Separation from Service before January 1, 2005, such Participant (or his Beneficiary) shall receive his benefits under the Plan in a cash lump sum payment within 90 days after the date that benefits are paid, or commence to be paid, under the terms of the Defined Benefit Plan, regardless of whether or not such benefits are paid, or commence to be paid, under the Defined Benefit Plan before January 1, 2009.

6.03 Specified Employees. Notwithstanding anything in the Plan to the contrary, if the payment of any benefit under this Article VI would be subject to taxation under Code Section 409A because the timing of such payment is not delayed to the extent required under Code Section 409A for a Specified Employee upon his Separation from Service, then if the Participant is a Specified Employee, any such payment that the Participant would otherwise be entitled to receive during the first six months following his Separation from Service shall be accumulated and paid, within 90 days after the date that is six months following the date of his Separation from Service, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest such as, for example, due to the death of Participant.
ARTICLE VII
ADMINISTRATION
7.01 Administration by Committee. The Committee shall be the plan administrator, except that for all matters (including, without limitation, interpretation of the Plan) directly relating to participation, claims or benefits associated with individuals who are then Section 16 Officers, the Committee shall be the Executive Compensation Committee of the Occidental Petroleum Corporation.
7.02 Rules of Conduct. The Committee shall adopt such rules for the conduct of its business and the administration of the Plan as it considers desirable, provided they do not conflict with the provisions of the Plan.
7.03 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more if its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out the Plan. The Company shall pay all expenses of the Committee.
7.04 Records of Administration. The Committee shall keep records reflecting the administration of the Plan which shall be subject to audit by the Company.
7.05 Expenses. The expenses of administering the Plan shall be borne by the Company.
7.06 Indemnification. The officers and directors of the Company, members of the Committee, and any employees of the Company who administer the Plan (including in-house counsel who interprets the Plan) shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement with the Company’s written approval or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s fraud or willful misconduct.

7.07 Liability. No member of the Board of Directors or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Company or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.
7.08 Claims Review Procedures.
a.Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan (hereafter, referred to as a “Claimant”). Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to the Claimant.
b.Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the Claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the Claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

c.Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:
1.the specific reason or reasons for the denial;
2.specific reference to pertinent Plan provisions on which the denial is based;
3.a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
4.an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
d.Review of Denial. Upon denial of a claim, in whole or in part, the Claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the Claimant of written notice of the denial of the claim. A Claimant or the Claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the Claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Claimant precluded from reasserting it. If the Claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
e.Decision Upon Review. The Committee will provide a prompt written decision on review to the Claimant. If the claim is denied on review, the decision shall set forth:
1.the specific reason or reasons for the adverse determination;
2.specific reference to pertinent Plan provisions on which the adverse determination is based;

3.a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

4.a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the Claimant before the end of the initial 60-day period.
To the extent of its responsibility to review the denial of benefit claims, the Committee will have full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Committee will be final and binding upon any and all Claimants, including, but not limited to, the Participant and any other individual making a claim through him.
f.Other Procedures. Notwithstanding the foregoing, the Committee, in its discretion, may adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a Claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.
g.Finality of Determinations: Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section 7.08 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his remedies under this Section. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action.

h.Effect of Committee Action. The Plan shall be interpreted by the Committee in accordance with the terms of the Plan and their intended meanings. However, the Committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee may amend the Plan retroactively to cure any such ambiguity. This Section 7.08(h) may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan.

ARTICLE VIII
GENERAL PROVISIONS
8.01 Plan Amendment, Suspension and/or Termination. The Board of Directors may, by resolution, in its absolute discretion, from time to time, amend, suspend or terminate in whole or in part, and if terminated, reinstate any or all of the provisions of the Plan, except that no amendment, suspension or termination may apply so as to decrease the payment to any Participant (or Beneficiary) of any benefit under the Plan accrued prior to the effective date of such amendment, suspension or termination. Upon termination of the Plan, distribution of benefits shall be made to Participants and Beneficiaries in the manner and at the time described in the Plan, unless one of the following termination events occurs, in which case, all such amounts shall be distributed in a lump sum upon termination, or upon the earliest date allowable under Code Section 409A: (1) the Company’s termination and liquidation of the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court; (2) the Company’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the 30 days preceding or 12 months following a change in control event (within the meaning of Code Section 409A), provided that all agreements, methods, programs, and other arrangements sponsored by the Company that arc aggregated under Code Section 409A are terminated and liquidated with respect to each Participant that experiences the change in control event; or (3) the Company’s termination and liquidation of the Plan, provided that (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (b) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements sponsored by the Company that are terminated and liquidated, (c) no payments in liquidation of the Plan arc made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would have been payable absent the termination and liquidation, (d) all payments are made within 24 months after the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan and (e) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
The Board of Directors may delegate to an officer of the Company or Occidental Petroleum Corporation, the authority to execute an amendment to the Plan that has been approved by the Board of Directors.
8.02 Plan Not an Employment Contract. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company or its Affiliates and any Eligible Employee, or consideration for, or an inducement or condition of, the employment of an Eligible Employee. Nothing contained in the Plan shall give any Eligible Employee the right to be retained in the service of the Company or its Affiliates or to interfere with or restrict the right of the Company or its Affiliates, which is hereby expressly reserved, to discharge or retire any Eligible Employee at any time for any reason not prohibited by statute, without the Company or its Affiliates being required to show cause for the termination. Inclusion under the Plan will not give any Eligible Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Eligible Employees, Participants or Beneficiaries. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.
8.03 Non-alienation of Benefits. Except as provided in this Section and to the extent permitted by law, benefits payable under the Plan shall not, without Committee consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. An unauthorized attempt to charge or otherwise dispose of any right to benefits payable shall be subject to seizure by legal process resulting from any attempt by creditors of or claimants against any Participant (or Beneficiary), or any person claiming under or through the foregoing, to attach his interest under the Plan. The anti-alienation restrictions of this Section 8.03 shall not apply to a “qualified domestic relations order” as described in Code Section 414(p). The Committee shall establish procedures to determine whether domestic relations orders are “qualified domestic relation orders” and to administer distributions under such qualified domestic relation orders. From and after the KMG Change of Control, the Company and its Affiliates shall not withhold from amounts payable to a Participant or his Beneficiary under the Plan any amount the Participant may owe the Company or its Affiliates.
8.04 Provisions relating to the KMG Change of Control. Notwithstanding anything to the contrary, following the KMG Change of Control, each Senior Executive Group Member who was entitled prior to the KMG Change of Control to participate in the Plan shall upon termination of employment following the KMG Change of Control have a nonforfeitable right to benefits under the Plan. For purposes of computing such benefits under Article V, each such Senior Executive Group Member shall be credited with five additional years of service. For purposes of computing such Senior Executive Group Member’s age for determining when the payment of benefits commences under Article VI of the Plan, each such Senior Executive Group Member’s age shall be determined by adding additional years equal to the lesser of (i) five years or (ii) the number of years necessary to bring such Senior Executive Group Member to age 65.
8.05 Special Payment Situations.
a.Missing Participant or Beneficiary. Payment of benefits to the person entitled thereto may be sent by first class mail, address correction requested, to the last known address on file with the Committee. If, within two months from the date of issuance of the payment, the payment letter cannot be delivered to the person entitled thereto or the payment has not been negotiated, the payment shall be treated as forfeited. However, if the person to whom the benefit became payable subsequently appears and identifies himself to the satisfaction of the Committee, the amount forfeited (without earnings thereon) shall be distributed to the person entitled thereto. The right of any person to restoration of a benefit which was forfeited pursuant to this Section shall cease upon termination of the Plan.
b.Private Investigators. If the Committee retains a private investigator or other person or service to assist in locating a missing person, all costs incurred for such services shall be charged against the benefit to which the missing person was believed to be entitled and the benefit shall be reduced by the amount of the costs incurred, except as the Committee may otherwise direct.

c.Delayed Payment. Payments to Participants or Beneficiaries may be postponed by the Committee until any anticipated taxes, expenses or amounts to be paid under a qualified domestic relations order have been paid in full or until it is determined that such charges will not be imposed. A payment to a Participant or Beneficiary may also be delayed in the event payment might defeat an adverse potential or asserted claim by some other person to the payment. The cost incurred by the Company in dealing with any such adverse claim shall be charged against the benefit to which the claim relates, except as the Committee otherwise directs. No delay may be made under this Section 8.05(c) if such delay would result in taxation to the Participant under Code Section 409A.

8.06 Termination of Employment.
a.General Rule. A Participant’s employment with the Company or its Affiliates shall terminate upon the first to occur of his resignation from or discharge by the Company or its Affiliates (except as provided in subsection (c) with respect to business dispositions) or his death or retirement. A Participant’s employment shall not terminate on account of an authorized leave of absence, disability leave, sick leave, vacation, on account of a military leave described in subsection (b), or transfers between the Company and its Affiliates. However, failure to return to work upon expiration of any leave of absence, sick leave, disability leave, or vacation shall be considered a resignation effective as of the expiration of such leave of absence, sick leave, disability leave, or vacation.
b.Military Leaves. Any Participant who leaves the Company or its Affiliates directly to perform service in the Armed Forces of the United States or in the United States Public Health Service under conditions entitling the Participant to reemployment rights, as provided in the laws of the United States, shall be on military leave. A Participant’s military leave shall expire if the Participant voluntarily resigns from the Company or its Affiliates during the leave or if he fails to make application for reemployment within the period specified by such law for the preservation of reemployment rights. In such event, the individual’s employment shall be deemed to terminate by resignation on the date the military leave expired.
c.Spinoffs. Except to the extent otherwise provided by Code Section 409A, if a Participant ceases to be employed by the Company or its Affiliates because of the disposition by the Company or its Affiliates of its interest in a subsidiary, plant, facility or other business unit or if an entity which employs a Participant ceases to be an Affiliate, such Participant’s employment shall be considered terminated for all Plan purposes. This Section 8.06(c) shall not apply to the extent it is overridden by any contrary or inconsistent provision in applicable sales documents or any related documents, whether adopted before or after the sale and any such contrary or inconsistent provision shall instead apply and is hereby incorporated in the Plan by this reference.

8.07 Duty to Provide Data.
a.Data Requests. Every person with an interest in the Plan or claiming benefits under the Plan shall furnish the Committee on a timely and accurate basis with such documents, evidence or information as it considers necessary or desirable for the purpose of administering the Plan. The Committee may postpone payment of benefits (without accrual of interest) until such information and such documents have been furnished.
b.Addresses. Every person claiming a benefit under the Plan shall give written notice to the Committee of his post office address and each change of post office address. Any communication, statement or notice addressed to such a person at his latest post office address as filed with the Committee will, on deposit in the United States mail with postage prepaid, be as binding upon such person for all purposes of the Plan as if it had been received, whether actually received or not. If a person fails to give notice of his correct address, the Committee, the Company and its Affiliates and Plan fiduciaries shall not be obliged to search for, or to ascertain, his whereabouts.

c.Failure to Comply. If benefits which are otherwise currently payable cannot be paid to the person entitled to the benefits because the individual has failed to comply with this Section or other Plan provisions relating to claims for benefits, any unpaid past due amount shall be forfeited on the individual’s death or presumed death.

8.08 Tax Consequences Not Guaranteed. The Company does not warrant that the Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Company shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event benefits are cancelled as permitted under Section 8.01, accelerated, or because of change in Plan design or funding; e.g., establishment of a “secular trust.”

8.09 Tax Withholding. The Company or other payor may withhold from a benefit payment under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment and may withhold such sum as the payor may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.
8.10 Beneficiary Designations. The Beneficiary designation for a Participant shall be the same as his Beneficiary designation under the Defined Benefit Plan. If no valid Beneficiary designation exists at the time of the Participant’s death under the Defined Benefit Plan, then the designation of a Beneficiary will follow the default provisions of the Defined Benefit Plan if the Participant is a participant in the Defined Benefit Plan at the time of his death.
In the event an Eligible Employee, upon becoming a Participant, is not a participant in the Defined Benefit Plan, he may file with the Committee (or its delegate) a designation of one or more Beneficiaries to whom benefits otherwise payable to the Participant shall be made prior to the complete distribution of his benefits under the Plan. Such a Beneficiary designation shall be on the form prescribed by the Committee and shall be effective when received and accepted by the Committee. A Participant who is not a participant in the Defined Benefit Plan may, from time to time, revoke or change his Beneficiary designation by filing a new designation form with the Committee. The last valid designation received by the Committee shall be controlling; provided, however, that no Beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Participant’s death, and shall not be effective as of a date prior to its receipt or if the Participant is a participant in the Defined Benefit Plan at the time of his death.
If no valid Beneficiary designation exists at the time of the Participant’s death under the foregoing provisions of this Section 8.10 or if no designated Beneficiary under this Plan survives the Participant, or if such designation conflicts with applicable law, benefits shall be paid to the Participant’s surviving lawful spouse, if any. If there is no surviving spouse, then payment of benefits shall be made to the executor or administrator of the Participant’s estate, or if there is no administration on Participant’s estate, in accordance with the laws of descent and distribution. If the Committee is in doubt as to the right of any person to receive such amount, it may direct that the amount be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any liability or obligation under the Plan to the full extent of such payment.
8.11 Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in an acceptable form and manner, that such person is incompetent and a guardian or other person legally vested with the care of his estate has been appointed. If the Committee finds that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of any disability or infirmity and no legal guardian of such person’s estate has been appointed, any payment due may be paid to the spouse, a child, a parent, a sibling, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment. Any such payment so made shall be a complete discharge of any liability therefore under the Plan. If a guardian of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, benefit payments shall be made to such guardian, provided proper proof of appointment and continuing qualification is furnished in the form and manner acceptable to the Committee. Any such payment so made shall be a complete discharge of any liability therefore under the Plan.
8.12 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.
813 Governing Law. The Plan is subject to ERISA, but is exempt from most parts of ERISA since a part of the Plan is an excess benefit plan and the balance of the Plan is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. In no event shall any references to ERISA in the Plan be construed to mean that the Plan is subject to any particular provisions of ERISA. The Plan shall be governed and construed in accordance with federal law and the laws of the State of Texas, without regard to its conflicts of law provisions, except to the extent such laws are preempted by ERISA.
[Signature on the following page.]

IN WITNESS WHEREOF, Anadarko Petroleum Corporation has caused the Plan (as amended and restated) to be duly adopted and executed effective as of the Effective Date.
ANADARKO PETROLEUM CORPORATION
By: /s/ Darin S. Moss
Name:  Darin S. Moss
Title:  Vice President Human Resources

FIRST SUPPLEMENT TO THE KERR-McGEE CORPORATION BENEFITS
RESTORATION PLAN
AS AMENDED AND RESTATED EFFECTIVE MAY 1, 1999
(As it applies to Participants who were Participants in the
Oryx Energy Company Pension Restoration Plan
As of December 31, 1999)
(A) Applicability of First Supplement
(1) This First Supplement to the Kerr-McGee Corporation Benefits Restoration Plan (the “First Supplement”) forms a part of the Kerr-McGee Corporation Benefits Restoration Plan as in effect on and after May 1, 1999 (the “Plan”). The provisions of this First Supplement shall apply only to those Participants who were Participants in the Oryx Energy Company Pension Restoration Plan (the “Oryx Plan”) as of December 31, 1999 (“Former Oryx Participants”) who became Participants in the Plan effective January 1, 2000 (hereinafter referred to as “First Supplement Participants”).
(2) There shall be no duplication of benefits provided under the Plan and this First Supplement, and the actuarially equivalent benefits payable under one shall be inclusive of the actuarially equivalent benefits payable under the other unless specifically provided otherwise in the provisions of the Plan or this First Supplement.
(3) All terms used in this First Supplement shall have the meanings assigned to them in the provisions of the Plan, unless a different meaning is plainly required by the context.
(B) Merger of Oryx Plan into the Plan Effective January 1, 2000
(1) The Oryx Plan had previously been sponsored by Oryx Energy Company (“Oryx”). Oryx was merged with Kerr-McGee Corporation (“KMG”) effective February 26, 1999 (the “Merger”). Due to the Merger, KMG assumed the Oryx Plan and obligations thereunder including those to the Former Oryx Participants.
(2) KMG believed that it would be in the best interest of the Oryx Plan, the Plan and the Participants therein that the Oryx Plan be merged and continued in the Plan effective January 1, 2000.
(3) The effective date of the merger of the Oryx Plan into the Plan shall be January 1, 2000.
(4) Upon merger of the Oryx Plan into the Plan effective January 1, 2000, there shall be no further benefit accruals pursuant to the terms of the Oryx Plan, and benefits for all First Supplement Participants shall accrue thereafter in accordance with the terms of the Plan. Following the merger, all benefits earned under the Oryx Plan
        First Supplement - 1

prior to January 1, 2000, and benefits earned pursuant to the Plan from and after such date will be paid in accordance with the terms of the Plan and this First Supplement.
(C) Benefits Applicable to First Supplement Participants
(1) The term “Defined Benefit Plan” as applicable for a First Supplement Participant means the Kerr-McGee Corporation Retirement Plan or its successor plan or the Oryx Energy Company Retirement Plan prior to its merger with the Kerr-McGee Corporation Retirement Plan on January 1, 2000.
(2) The Restored Defined Benefit Plan Benefit under the Plan accrued by a First Supplement Participant under Section 7 of the Oryx Plan as of January 1, 2000, immediately prior to the merger of the Oryx Plan with the Plan (hereinafter referred to as the “Oryx Plan Restored Benefit”) will be paid at the same time as the benefits under the Defined Benefit Plan and in the form of a lump sum, subject to offset pursuant to Section 9 of the Oryx Plan, if applicable, regardless of the form of payment of the benefit under the Defined Benefit Plan. The amount of such lump sum will be determined as the actuarial equivalent of the Oryx Plan Restored Benefit. Such actuarial equivalency will be determined in the same manner as and on the same basis as the actuarial assumptions provided in the Defined Benefit Plan. The provisions of Section 6.01 of the Plan are not applicable to the Oryx Plan Restored Benefit of a First Supplement Participant.
(3) Effective January 1, 2000, that portion, if any, of the Restored Defined Benefit Plan Benefit under the Plan payable to a First Supplement Participant that is in excess of the Participant’s Oryx Plan Restored Benefit will be payable in accordance with Section 6.01 of the Plan.
(4) Former Oryx Participants who were receiving or who were eligible to receive benefits from the Sun Company, Inc. Pension Restoration Plan and who were transferred to the Oryx Plan as of November 1, 1988, shall continue to receive or be eligible to receive their benefits under the Plan.
(D) Right to Amend or Terminate First Supplement
The provisions of Section 8.01 of the Plan with respect to amendment and termination thereof shall apply with equal force to this First Supplement.

        First Supplement - 2